EXHIBIT 10.73

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated the 18th day of November, 2010, is by and between MISSION CENTER, LLC, a California limited liability company (“Seller”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”), and shall be effective on the Effective Date (as defined in Section 3).

RECITALS

A. Seller owns all right, title and interest in the approximately 177,136 square foot shopping center, commonly known as Marketplace Del Rio, located on Highway 76 and El Camino Real in Oceanside, California, the legal description of which is attached as Exhibit A (the “Property”).  If no legal description is attached, then the legal description of the Property shall be as contained in the Preliminary Commitment (defined in Section 5), subject to Buyer’s and Seller’s reasonable approval.

B. Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Property on the terms and conditions set forth in this Agreement.

TERMS

NOW, THEREFORE, the parties agree as follows:

1. Purchase and Sale of Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.  The Property also includes the personal property of Seller used in the operation of the Property, which shall be conveyed to Buyer at closing pursuant to a bill of sale in the form attached as Exhibit B.  The list of personal property to be conveyed shall be provided by Seller to Buyer within ten (10) days after the Effective Date.  The Property also includes any and all of Seller’s water, access and other rights, easements, and interests appurtenant to the Property, and all of Seller’s construction warranty rights related to the improvements on the Property.

2. Purchase Price.  The purchase price (“Purchase Price”) for the Property shall be Thirty-Six Million and 00/100 DOLLARS ($36,000,000.00), payable in cash at closing.

3. Earnest Money.  Within three (3) business days after mutual execution and delivery of this Agreement (the “Effective Date”), Buyer shall pay Two Hundred Fifty Thousand and 00/100 DOLLARS ($250,000.00) as earnest money (the “Earnest Money”) in cash. The Earnest Money shall be deposited with Chicago Title Company (the “Title Company”), 2365 Northside Drive, 6th Floor, San Diego, CA 92108, Attention:  Kathy Robinson, and shall be deposited into an interest-bearing escrow account with the Title Company in accordance with the terms of this Agreement.  Upon Buyer’s waiver of its conditions set forth in Sections 6.1 through 6.4, Buyer shall deposit an additional Two Hundred Fifty Thousand and 00/100 DOLLARS ($250,000.00) in escrow as additional Earnest Money.  All Earnest Money shall be applied to the payment of

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the Purchase Price at closing.  Any interest earned on the Earnest Money shall be part of the Earnest Money.  All Earnest Money shall be returned to Buyer in the event any condition in Section 6 to Buyer’s obligation to purchase the Property shall fail to be timely satisfied or waived by Buyer or in the event this transaction fails to close as a result of a casualty, condemnation, or default by Seller.

4. Survey and Environmental Assessments.  During the Contingency Period (as defined in Section 6), Buyer may, at its sole discretion and expense: (a) commission a surveyor of Buyer’s choice to prepare an ALTA survey of the Property; and (b) engage an environmental consultant of Buyer’s choice to prepare a Phase I environmental site assessment of the Property and, if recommended by such consultant, obtain a Phase II environmental site assessment and perform any recommended testing.  Unless legally precluded, and without any representations or warranties from Buyer, Buyer shall provide Seller with a copy of the survey and any environmental site assessments. Seller shall facilitate Buyer’s and its surveyor’s and consultant’s access to the Property, said access to not unreasonably interfere with the operation of the Property or its tenants.  Seller shall cooperate with Buyer’s obtaining such survey and environmental site assessments.

5. Title Documents.  On or before the fifth (5th) business day following the Effective Date, Seller shall deliver to Buyer a preliminary commitment for title insurance issued by Title Company (the “Preliminary Commitment”), along with all documents, whether recorded or unrecorded, referred to in the Preliminary Commitment (“Title Documents”).  Buyer shall have until five (5) business days following Buyer’s receipt of the Preliminary Commitment and the Title Documents to give Seller written notice of Buyer’s disapproval of any condition or exception to title affecting the Property (“Buyer’s Title Notice”).  If Buyer disapproves of any such matter of title, then, within five (5) business days after Seller’s receipt of Buyer’s Title Notice, Seller shall give Buyer written notice (“Seller’s Title Notice”) of those disapproved title conditions and exceptions, if any, that Seller elects to eliminate from the title policy and as exceptions to title, or otherwise to correct.  Seller’s failure to deliver Seller’s Title Notice within such five (5)- business day period shall be deemed Seller’s election not to eliminate from the title policy the title conditions and exceptions noted in Buyer’s Title Notice.  If Buyer approves of Seller’s Title Notice, Seller shall eliminate from the title policy, by the Closing Date, those disapproved title conditions and exceptions that Seller has elected to eliminate in Seller’s Title Notice, and any failure to eliminate such exceptions or cure such objections shall constitute a default by Seller giving rise to the rights established pursuant to Section 16 below.  If Buyer does not approve of Seller’s Title Notice, this Agreement shall terminate as provided in Section 7.  All title exceptions not objected to by Buyer and all title exceptions Seller elects not to eliminate in Seller’s Title Notice shall be “Permitted Exceptions.”

6. Buyer’s Closing Conditions.  The conditions set forth in this Section are solely for the benefit of Buyer and may be waived only by Buyer and, except as otherwise specifically set forth herein, only if such waiver is set forth in a writing signed by Buyer.  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction of the conditions set forth in Sections 6.1 through 6.4 not later than fourteen (14) days after the Effective Date and Buyer’s receipt of all Seller’s Documents (defined below) (the “Contingency Period”).  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction of the conditions set forth in

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Sections 6.5 to 6.9 on or before the Closing Date.  Notwithstanding the above, if Buyer requires additional time to complete its due diligence, Buyer shall have the right to extend the Contingency Period for up to seven (7) additional days by providing written notice to Seller thereof prior to the expiration of the then current Contingency Period.

6.1 Review and Approval of Documents and Materials.  On or before the expiration of the Contingency Period, Buyer shall have approved any documents and materials delivered by Seller to Buyer pursuant to this Section.  Unless otherwise noted below with respect to any specific item, within five (5) business days after the Effective Date of this Agreement, Seller shall deliver to Buyer, for Buyer’s review and approval, the following documents and materials respecting the Property, which are in Seller’s possession, custody, or control (collectively, the “Seller’s Documents”):

6.1.1 Real and personal property tax statements for the most recent tax year.

6.1.2 All environmental reports, studies and assessments concerning the Property.

6.1.3 All soils, geotechnical, drainage, seismological and engineering reports, studies and assessments concerning the Property.

6.1.4 Any CC&Rs, management agreements or other agreements relating to all or any portion of the Property.

6.1.5 All tenant leases and other occupancy or use agreements and any amendments thereto concerning the Property (the “Leases”) along with any tenant financial statements, and a current rent roll and aged receivables report for the Property.

6.1.6 Operating statements, copies of sales reports and CAM reports and reconciliations for the Property for the current year to date, and the previous three (3) calendar years.

6.1.7 All certificates of occupancy for the Property.

6.1.8 All service contracts and construction and equipment warranties.

6.1.9  All as-built plans and specifications for the Property.

In addition to hard copies of the above documents, Seller shall also make available to Buyer within five (5) business days after the Effective Date, electronic copies of the following documents related to the Property:  all current leases (with amendments, modifications, extensions, and assignments and subleases); the last two (2) years’ CAM reconciliations; a current rent roll, and the current year’s operating budget for the Property.  Buyer agrees that prior to the Closing Date, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer's employees,

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investors, officers, directors, members, partners, paralegals, attorneys and/or consultants (“Buyer Parties”) in connection with Buyer's evaluation of this transaction, (i) Buyer and all Buyer Parties shall use commercially reasonable efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Seller’s Documents and all information regarding Buyer's acquisition of the Property, strictly confidential, (ii) Buyer and all Buyer Parties shall keep and maintain the contents of this Agreement, including the amount of consideration being paid by Buyer for the Property, strictly confidential, and (iii) Buyer and all Buyer Parties shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller.  Seller agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Seller considers such information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such information to Seller's employees, paralegals, attorneys and/or consultants in connection with this transaction, Seller and Seller's shareholders, employees and affiliated entities shall (i) use commercially reasonable efforts to keep and maintain the contents of this Agreement, including the amount of consideration being paid by Buyer for the Property, strictly confidential, and (ii) refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Buyer.

6.2 Inspections.  Prior to the end of the  Contingency Period, Buyer shall have approved the condition of the Property in Buyer’s sole discretion.  Seller shall permit Buyer and its agents, at Buyer’s sole expense and risk, to enter the Property, at reasonable times after reasonable prior notice to Seller and after prior notice to tenants of the Property as required by the Leases, if any, to conduct inspections, investigations, tests, and studies concerning the Property.  Buyer, at its expense, may also undertake the following activities with respect to the Property:  (i) third-party review of any environmental, geotechnical and other reports provided by Seller; (ii) preparation of design, planning or density studies; (iii) engineering reviews, including review of building structure and mechanical systems; (iv) preparation of an independent market survey, geotechnical and other reports; (v) review of historic preservation issues; (vi) review of local government files and documents, as well as applications and correspondence between and on behalf of Seller and any local government; and (vii) other matters pertaining to the title, physical condition or any other aspect of the Property.  Buyer shall also have the right to discuss this Agreement and the Property with third parties, including lenders, contractors and government officials and representatives.  Prior to making the above inspections, Buyer shall have secured the insurance below and provided to Seller a certificate of insurance(s) evidencing Buyer's or Buyer's agents', consultants' and/or contractors' (as the case may be) procurement of a commercial general liability insurance policy covering Buyer’s entry onto the Property by Buyer, its agents or representatives, in the amount of at least One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) aggregate, and with Seller named as an additional insured.

6.3 Board Approval.  On or before the expiration of the Contingency Period, Buyer’s Board of Directors shall have approved this transaction in its sole discretion.

6.4 Intentionally deleted.

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6.5 Audit Inquiry and SEC Compliance.  On and as of the Closing Date, Seller shall have reasonably cooperated with Buyer under this Section 6.5.  Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property.  Seller agrees to reasonably assist Buyer in preparing the SEC Filings and to provide access to Buyer’s information reasonably required in connection thereto.  In that regard, Seller acknowledges that as a REIT, Buyer will be required after the Closing to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller agrees to be bound by and to comply with the provisions set forth in Exhibit G attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in Exhibit G to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof.  The foregoing covenant of Seller shall survive the Closing for a period of one (1) year.

6.6 No Material Changes.  On and as of the Closing Date, there shall have been no material adverse changes in the physical or economic condition of the Property, other than such changes as may be contemplated by this Agreement.

6.7 Representations, Warranties and Covenants of Seller.  On and as of the Closing Date, Seller shall have duly and timely performed each and every material agreement to be performed by Seller hereunder and Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects.

6.8 Estoppel Certificates.  On and as of the Closing Date, Seller shall have provided Buyer with estoppel certificates  in the form set forth in Exhibit H, for all tenants of the Property certifying that such tenants’ leases are in full force and effect and there is no breach or default thereunder, and such other information as Buyer shall reasonably require.

6.9 Title Insurance.  On and as of the Closing Date, the Title Company shall be irrevocably committed to issue the Title Policy set forth in Section 11 to Buyer.

7. Termination.  If any condition set forth in Section 6 is not timely satisfied or waived by Buyer in writing for any reason, other than Buyer’s default or Buyer’s nonperformance of a term under this Agreement, this Agreement shall automatically terminate.  Upon any such termination, all Earnest Money shall be immediately refunded to Buyer and this Agreement shall be of no further force or effect, except as expressly provided otherwise herein.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties.  Seller represents and warrants (which representations and warranties are true and correct on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date) to Buyer that:

8.1.1 Fee Title.  Seller is the sole current legal and beneficial fee simple title holder of the Property and has the authority and power to enter and execute this Agreement and convey the Property to Buyer free and clear of the claims of any third

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party or parties (including, without limitation, any elective share, dower, curtesy or community property rights of any spouse), except for the Permitted Exceptions without further authorization or signature of any other person;

8.1.2 Leasing Commissions.  There are as of the date hereof, and there shall be on the Closing Date, no leasing commissions due or owing, or to become due and owing, in connection with any leases, licenses or other occupancy agreements in connection with the Property, except as set forth in Section 18.10.

8.1.3 Leases.  There are as the date hereof, and there shall be on the Closing Date, no leases, licenses or other occupancy agreements in connection with the Property except for the Leases included in the Seller’s Documents and any New Leases (as defined in Section 9.1).

8.1.4 Condemnation.  Seller has no knowledge of and has received no written notice of any pending or contemplated condemnation proceedings affecting all or any part of the Property.

8.1.5 Structural.  Seller has no knowledge of any material structural defects in the building or improvements on the Property, nor are there any major repairs required to operate the building and/or improvements in a lawful, safe, and efficient manner.

8.1.6 Zoning/Violations.  Seller has no knowledge of any existing, pending nor, to Seller’s knowledge, are there any proposed or threatened proceedings for the rezoning of the Property or any portion thereof.  During the period of Seller’s ownership of the Property, Seller has no knowledge of and has received no written notice that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance, or regulation is violated by the continued maintenance, operation or use of the Property, including, without limitation, the improvements located thereon and any parking areas.

8.1.7 Permitted Exceptions.  To the best of Seller’s knowledge, Seller has performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions existing as of the date hereof.

8.1.8 Permits.  To Seller’s knowledge, all permits, licenses, authorizations and certificates of occupancy required by governmental authorities for Seller’s management, occupancy, and operation of the Property are in full force and effect.

8.1.9 Litigation.  To Seller’s knowledge there is no proceeding, suit or litigation relating to the Property or any part thereof, or Seller as it relates to its ownership of the Property or any aspect of the Property, is pending or, to Seller’s knowledge, threatened in any tribunal.   Seller is not the subject of, nor during the two (2) years prior to the Effective Date has Seller been the subject of,  nor has Seller received any written notice of or threat that it has or will become the subject of, any action or

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proceeding under the United States Bankruptcy Code, 11 U.S.C. §  101, et seq. (“Bankruptcy Code”), or under any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

8.1.10 FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

8.1.11 Development.  Except as may be contained in the Permitted Exceptions, Seller has not entered into any written agreement currently in effect with a third party, including, without limitation, any governmental authority, relating to any development of the Property, and Seller has received no notice and otherwise has no knowledge of any restrictions on the ability of the Seller to develop or expand any portion of the Property in the future, other than as may be set forth in zoning and other applicable laws, ordinances, rules and regulations.

8.1.12 Agreements.  To Seller’s knowledge, Seller is not a party to, and has no knowledge of, any agreements relating to the Property currently in effect other than the contracts provided to Buyer contained in the Seller’s Documents and the Permitted Exceptions.

8.2 Buyer’s Representations and Warranties.  As of the Effective Date of this Agreement, Buyer represents and warrants to Seller that Buyer (i) is duly organized and existing under the laws of the State of Delaware; (ii) is authorized to enter into the transaction contemplated in this Agreement; (iii) has the power and authority to enter into this Agreement; and (iv) has not filed voluntarily or involuntarily, for bankruptcy relief within the six (6)-month period preceding the date hereof.

9. Maintenance of Property/Insurance/Leasing.

9.1 Operation and Maintenance.  From and after the Effective Date through closing or the earlier termination of this Agreement, Seller shall: (a) manage, maintain, operate, and service the Property, including the negotiation and execution of new leases and modifications, extensions and renewals of existing Leases (each a "New Lease" and collectively, the “New Leases”), consistent with its current operations; (b) keep the Property and every portion thereof in reasonably good working order and repair; (c) maintain Seller’s current property damage insurance on the Property; and (d) not make any material alterations to the Property or remove any personal property owned by Seller therefrom used in the operation of the Property unless the personal property is lost, stolen, irreparably damaged, or replaced with property of similar quality and quantity.

9.2 New Leases.  From and after the Effective Date through the closing or earlier termination of this Agreement, Seller shall provide Buyer with copies of any letters of

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intent for New Leases signed by the prospective tenant (or if no letter of intent is available, a written description of the material terms of the New Lease including the name of the tenant; the square footage and location of the leased premises; the term; any free rent or other lease incentives; the rent structure including any escalation provisions; projected rent start date, tenant improvement and lease commission costs; and any other material financial obligations) prior to executing a binding New Lease.  During such period, Seller will enter into a New Lease of any portion of the Property or amend or modify any current Lease only with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

9.3 Assignment of Lease.  At Closing, Seller shall assign and Buyer shall assume Seller’s obligations under all Leases and New Leases, pursuant to an assignment of leases in the form attached as Exhibit C (the “Assignment of Leases”).

9.4 Service Contracts.  Seller shall not extend, renew, modify, or replace any service contracts for the Property without the prior written consent of Buyer.

9.5 Assignment of Service Contracts.  At Closing, Seller shall assign to Buyer all service contracts that Buyer elects to assume, and Seller shall also assign to Buyer all construction and equipment warranties related to the Property, pursuant to an assignment of contracts and warranties in the form attached as Exhibit D (the “Assignment of Contract and Warranties”).

10. Closing.

10.1 Closing Date.  The purchase and sale of the Property will be closed on or before January 3, 2011, but not before January 1, 2011 (the “Closing Date”), or at such other time as the parties may mutually agree.

10.2 Manner and Place of Closing.  This transaction will be closed in escrow at the offices of Title Company at the address set forth above, or at such other place as the parties may mutually agree.  Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

10.3 Prorations, Adjustments.  All the then current year’s ad valorem real property taxes and current utility expenses, and all income under any agreement concerning the Property that Buyer has approved to survive closing, and all rent and other expenses payable by tenants under the Leases for the month in which closing occurs shall be prorated and adjusted between the parties as of the Closing Date.  Any security deposits held by Seller under any Leases disclosed under this Agreement, shall be credited against the Purchase Price, and Buyer shall be responsible to the Tenant’s for said Security Deposits. Rent and other expenses payable by tenants under the Leases which are delinquent as of the Closing Date shall remain the property of Seller and Seller shall retain the right to collect such amounts.  At closing, if all or any portion of the Property is specially assessed or taxed due to its use or classification and said amount is delinquent as of the Closing Date, Seller shall pay and be solely responsible for any deferred tax, roll-back tax, special assessment and related charge, fine, penalty or other amount regardless of the period to which the same relates.  All municipal, county, state, and

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federal excise, transfer and documentary stamp taxes due as of the Closing Date, shall be paid by Seller at the time of closing.

10.4 Closing Events.  Provided the Title Company has received the sums and is in a position to cause title to the Property to be conveyed to Buyer and the Title Policy to be issued as described herein, this transaction will be closed on the Closing Date as follows:

10.4.1 The Title Company will perform the prorations described in Section 10.3, and the parties shall be charged and credited accordingly.

10.4.2 Buyer shall pay the Purchase Price for the Property in cash, less deposits held by Seller under the Leases, adjusted for the charges and credits set forth in this Section, with a credit for the entire amount of all Earnest Money previously paid and all interest accrued thereon.

10.4.3 Buyer and Seller shall execute and deliver the Assignment of Leases and Assignment of Contracts and Warranties.

10.4.4 Seller shall execute and deliver a grant deed (the “Deed”) conveying and warranting to Buyer fee simple title in the Property free and clear of all liens and encumbrances except the Permitted Exceptions.  The conveyance shall be free from community property, dower or statutory rights, taxes, assessments and all other liens and encumbrances of any kind, without exceptions, unless otherwise specified herein, so as to convey to Buyer good and marketable title to all the Property free and clear of all liens, encumbrances and defects except the Permitted Exceptions.

10.4.5 The Title Company will deliver its commitment letter committing to issue the policy described in Section 11 upon recordation of the closing documents.  Seller shall pay the title insurance premium for a CLTA standard coverage owner’s policy in the amount of the Purchase Price and the charges for obtaining and recording instruments required to clear title.  Buyer shall pay any additional premium for additional coverages and endorsements requested by Buyer.

10.4.6 The Title Company will record the Deed and Buyer shall be responsible for the standard recording fees of the recorder therefor.

10.4.7 The escrow fee shall be divided equally between the parties.

10.4.8 Seller shall deliver to the Title Company and Buyer at closing an affidavit certifying that there are no unrecorded leases or agreements upon the Property other than those in the Permitted Exceptions, if any, that there are no mechanics’ or statutory liens against the Property (or any claims to such liens) and that Seller is not a “foreign person” under FIRPTA and any similar state law in form satisfactory to Buyer.

10.4.9 Seller shall have complied with all requirements of the State of California for the recording of the Deed.

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10.5 Seller’s Assistance with Transition.  Promptly after the Closing Date, Seller shall instruct its property manager to promptly deliver letters to each tenant notifying them of the change in ownership of the Property and the address for future rent payments to be sent, which address will be provided by Buyer.  Buyer shall approve the form of letter to be sent to tenants.  Seller shall further reasonably cooperate with the Property ownership transition issues, at no additional cost or liability to Seller, other than nominal additional administrative and legal costs, for a period of up to 60 days after Closing.

11. Title Insurance.  As soon as reasonably practicable after the Closing Date, Seller shall furnish Buyer with a CLTA standard coverage owner’s policy of title insurance (in the amount of the Purchase Price, together with such additional coverages and endorsements, as Buyer may require, including extended coverage, in a form satisfactory to Buyer, insuring fee title to the Property in Buyer, subject only to the Permitted Exceptions (the “Title Policy”); provided, however that, consistent with Section 10.4.5 above, Seller shall be required to pay only the cost of the CLTA standard owner’s policy in the amount of the Purchase Price, and Buyer shall pay additional charges for such coverages.

12. Possession.  Seller shall deliver exclusive possession of the Property to Buyer on the Closing Date.  The respective rights and obligations of the parties not satisfied at or before Closing shall survive the delivery of the Deed and shall be binding upon and inure to the benefit of the parties and their respective heirs, assigns, successors, administrators and executors.  Each of Seller’s representations, warranties and covenants shall be deemed reaffirmed as of the Closing Date and each of the representations, warranties and covenants shall survive closing and delivery of the Deed for two (2) years.

13. Environmental Matters.

13.1 Representations and Warranties.  Seller represents and warrants to Buyer (which representations and warranties are true and correct as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date) that:

(a)           To Seller’s knowledge, during Seller’s ownership of the Property there have been no: (A) claims, complaints, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law (as defined below) with respect to the Property, or (B) claims, complaints, notices, or requests for information to Seller regarding potential or alleged liability under any environmental law with respect to the Property.

(b)           To Seller’s knowledge, no conditions exist at, on, or under the Property that would constitute a Hazardous Condition (as defined below).

(c)           To Seller’s knowledge, Seller is in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses, and other authorizations relating to Environmental Laws with respect to the Property.

13.2 Definitions.

(a)           Environmental Law shall mean (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as

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amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. Section 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Section  1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed above; (xi) any rules or  regulations adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed above; and (xii) any other law, statute, ordinance, amendment thereto, rule, regulation, order or the like relating to environmental, health or safety matters.

(b)           Hazardous Condition shall mean  any condition caused by a legally reportable release of Hazardous Material to soil, surface water or groundwater on, in, under or about the Property that occurred during Seller’s ownership of the Property such that the presence on, in, under or about the Property (including groundwater and surface water) of the Hazardous Material obligated or obligates the Seller to perform removal or remedial action under any applicable Environmental Law in effect prior to or as of Closing.

(c)           Hazardous Materials shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and  asbestos containing material.

14. Condition of Property.    Except for Seller's representations and warranties set forth in this Agreement, Buyer shall acquire the Property "AS IS" with all faults and Buyer shall rely on the results of its own inspection and investigation in Buyer's acquisition of the Property. Buyer specifically acknowledges, represents and warrants that prior to the Closing Date, Buyer and Buyer's agents, consultants, contractors and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property.  Notwithstanding anything to the contrary contained in this Agreement, Buyer further acknowledges and agrees that Buyer is purchasing the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders.  Buyer further acknowledges and agrees that except for any representations and warranties (if any) expressly made by Seller in this Agreement or any closing document, neither Seller nor any Seller Party made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size (including rentable or useable square footage) of the Property and/or any improvements (including any discrepancies in the actual rentable square footage of the improvements), the present use of the Property or the suitability of Buyer's intended use of the Property.  Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, "AS IS", "WHERE IS" AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property, whether or not known or discovered, shall affect the rights of either

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Seller or Buyer hereunder nor shall the Purchase Price be reduced as a consequence thereof.  Except as otherwise expressly provided in this Agreement, any and all information and documents furnished to Buyer by or on behalf of Seller relating to the Property and not created or prepared by Seller shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller.  Buyer hereby represents and warrants to Seller that Buyer has (or by the Closing Date, shall have) performed an independent inspection and investigation of the Property and has also investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject.  Buyer further represents that, except for any representations (if any) expressly made by Seller in this Agreement, or in any closing document, Buyer shall acquire the Property solely upon the basis of Buyer's independent inspection and investigation of the Property, including:  (a) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone; (b) the dimensions or lot size of the  Property or the square footage of any improvements thereon or of any tenant space therein; (c) the development or income potential, or rights of, or relating to, the Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of such Property for any particular purpose; (d) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property; (e) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including the Americans With Disabilities Act); (f) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer's intended use or development of the Property; (g) the presence or absence of Hazardous Materials on, in, under, above or about the Real Property, or any adjoining or neighboring property; (h) the quality of any labor and materials used in any Improvements; (i) the condition of title to the Property; (j) Contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property; (k) Seller's ownership of the Property or any portion thereof; or (l) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Real Property.  Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller or any Seller Party, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer, except as may be expressly provided in this Agreement or in any closing document.  Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to Seller or any other Seller Party.

SELLER'S INITIALS:  /s/ CC     BUYER'S INITIALS:  /s/ ST

15. Condemnation or Casualty.  If, prior to closing, all or any material part of the Property is (a) condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or (b) if there occurs a fire or other casualty causing

12 - Purchase and Sale Agreement

material damage to the Property or any material portion thereof, then, at the election of Buyer by written notice to Seller, either: (i) this Agreement shall become null and void, whereupon all Earnest Money and any interest accrued thereon shall be promptly repaid to Buyer; or (ii) the Purchase Price shall be reduced by the portion of the taking award or casualty insurance proceeds attributable to the portion of the Property taken or destroyed, as the case may be. Seller will promptly notify Buyer as to the commencement of any such action or any communication from a condemning authority that a condemnation or appropriation is contemplated, and will cooperate with Buyer in the response to or defense of such actions.

16. Legal and Equitable Remedies.

16.1 Default by Seller.  In the event that the transaction fails to close by reason of any default by Seller not cured within five (5) days after written notice from Buyer, all Earnest Money shall be returned to Buyer and Buyer shall be entitled to pursue any other remedy available to it at law or in equity, including (without limitation) the remedy of specific performance. Notwithstanding the foregoing, in the event the remedy of Specific Performance is not exercised, Seller’s liability for damages shall in no event exceed the aggregate amount of Five Hundred Thousand Dollars ($500,000).  Buyer, on Buyer's own behalf and on behalf of Buyer's agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the shareholder(s) of Seller, Seller's agent or any of their members, managers, partners, employees, representatives, officers, directors or agents, or any of their affiliated or related entities, have any personal liability under this Agreement, or to any of Buyer's lenders or other creditors, or to any other party in connection with the Property.

16.2 Default by Buyer.  In the event that this transaction fails to close by reason of any default by Buyer,  not cured within five (5) days after written notice from Seller, all Earnest Money shall be forfeited by Buyer and immediately released by escrow to Seller without requiring any further instructions from Buyer.  Buyer agrees to execute any escrow instruction reasonably required by Title Company as escrow holder  to give effect to the provisions of this section 16.2.

16.3 Liquidated Damages.  WITH THE EXCEPTION OF SECTION 16.2, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A DEFAULT BY BUYER HEREUNDER AFTER SELLER HAS GIVEN BUYER NOTICE AS SET FORTH IN SUBSECTION 16.2 ABOVE, THEN BUYER SHALL HAVE NO FURTHER RIGHT TO PURCHASE ALL OR ANY PORTION OF THE PROPERTY FROM SELLER, AND SELLER SHALL BE ENTITLED TO RECEIVE FROM BUYER THE EARNEST MONEY AS SELLER’S LIQUIDATED DAMAGES.  THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT.  IN ADDITION, BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER

13 - Purchase and Sale Agreement

BREACH THIS AGREEMENT, AND SELLER DESIRES TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER WERE REQUIRED TO FILE A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT.  THEREFORE, THE PARTIES AGREE THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, AND SHALL BE SELLER’S SOLE REMEDY, EXCEPT FOR BUYER’S OBLIGATIONS TO INDEMNIFY SELLER AS PROVIDED IN THIS AGREEMENT, WHICH SHALL REMAIN REMEDIES OF SELLER IN ADDITION TO LIQUIDATED DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED TO BE AND SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE AND REPRESENT LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE §§ 1671 AND 1677.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE IN THIS SUBSECTION 16.3 AND THE FACT THAT SUCH PARTY WAS REPRESENTED BY COUNSEL OF ITS OWN CHOOSING WHO, AT THE TIME THIS AGREEMENT WAS MADE, EXPLAINED THE CONSEQUENCES OF THIS SUBSECTION 16.3 TO IT.  THIS SUBSECTION 16.3 DOES NOT LIMIT BUYER’S OBLIGATIONS WHICH, AS OTHERWISE PROVIDED HEREIN, SURVIVE THE TERMINATION OF THIS AGREEMENT.

BUYER’S INITIALS:  /s/ ST          SELLER’S INITIALS:  /s/ CC

17. Indemnification and Release.

17.1 Seller hereby agrees to indemnify and hold Buyer harmless from and against: (i) any loss, cost, liability or damage suffered or incurred because any representation or warranty by Seller shall be materially false or misleading; (ii) any loss, cost, liability or damage suffered or incurred because of the nonfulfillment of any agreement on the part of Seller under this Agreement; and (iii) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

17.2 Buyer hereby agrees to indemnify and hold Seller harmless from and against any loss, cost, liability or damage to person or the improvements at the Property suffered or incurred by Seller as a result of Buyer’s or its agents’ entry onto the Property prior to closing (provided, however, in no event shall Buyer be responsible for any damage, loss or liability to the extent resulting from a condition existing at the Property prior to Buyer’s entry thereon), and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

17.3  Buyer, on Buyer's own behalf hereby agrees that each of Seller, Seller's shareholder(s), and their partners, members, managers, trustees, beneficiaries, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the "Released Parties") shall be, and

14 - Purchase and Sale Agreement

are hereby, fully and forever released from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys' fees, consultants' fees and costs and experts' fees, whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims"), that may arise on account of, or in any way be, connected with the Property including, but not limited to, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge or migration of Hazardous Materials on, in, under or around the Property, regardless of when such Hazardous Materials were first introduced in, on or about the Property, (b) any patent or latent defects or deficiencies with respect to the Property, (c) any and all matters related to the Property or any portion thereof, including the condition and/or operation of the Property and each part thereof, and (d) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property, regardless of when such asbestos or asbestos containing materials were first introduced in, on or about the Property.  Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including any private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. and California Health and Safety Code Sections 25300 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Released Parties in connection with Claims described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

and all similar provisions or rules of law.  Buyer elects to and does assume all risk for such Claims against the Released Parties which may be brought by Buyer or Buyer Parties heretofore and hereafter arising, whether now known or unknown by Buyer.  In this connection, and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release Seller from any such unknown Claims which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder.  Without limiting the foregoing, if Buyer has knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (ii) any breach or inaccuracy in any representation of Seller made in this Agreement, and Buyer nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto.  Notwithstanding anything to the contrary herein, Seller shall not have any liability whatsoever to

15 - Purchase and Sale Agreement

Buyer with respect to any matter disclosed to or discovered by Buyer or the Buyer Parties prior to the Closing Date.

Without limiting the generality of the foregoing, Buyer hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Buyer may now or hereafter have against the Released Parties, whether known or unknown, under any Environmental Law(s), or common law, in equity or otherwise, with respect to (1) any past, present or future presence or existence of Hazardous Materials on, under or about the Property (including in the groundwater underlying the Property) or (2) any past, present or future violations of any Environmental Laws.  .

Notwithstanding anything in this Section 17.3 to the contrary, the releases contained in this Section 17.3 are not intended to and do not include (I) any claims arising from a breach of Seller’s express representations or warranties in this Agreement (subject to the limitations, disclaimers and other provisions of this Agreement), or (II) any obligation or other covenant of Seller under this Agreement which by its express terms survives the Closing Date.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 17.3.  Seller and Buyer have each initialed this Section 17.3 to further indicate their awareness and acceptance of each and every provision hereof.  The provisions of this Section  17.3 shall survive the Closing and shall not be deemed merged into the Grant Deed or any other document or instrument delivered at the Closing.

SELLER'S INITIALS:  /s/ CC     BUYER'S INITIALS:  /s/ ST

18. Miscellaneous.

18.1 Partial Invalidity.  In the event and to the extent any provision of this Agreement, or any instrument to be delivered by Buyer at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deemed deleted and shall not invalidate any other provision contained in any such document.

18.2 Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision.  Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

18.3Survival of Representations and Limitation of Liability.  Each of the parties shall be deemed to have reaffirmed each’s respective covenants, agreements, representations, warranties and indemnifications in this Agreement as of the Closing Date and the same shall survive the Closing Date and delivery of the instruments called for in this Agreement for one (1) year, except as otherwise set forth herein.  Seller's total liability with respect to a breach of any of Seller's representations, warranties or other obligations contained in this Agreement or in any document or instrument executed and delivered by Seller at the Closing Date (including any indemnity obligations of Seller in this Agreement or in any such document or instrument) is limited to Five Hundred Thousand Dollars ($500,000) in the aggregate.  The provisions of this Section 18.3 shall survive the Closing Date and the recordation of the Grant

16 - Purchase and Sale Agreement

Deed, and shall not be deemed merged into the Grant Deed or other documents or instruments delivered at the closing.

18.3 Intentionally deleted

18.4 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

18.5 Exchange.  Buyer will cooperate with Seller to allow Seller to accomplish an IRC Section 1031 exchange; provided Buyer will not be required to delay the closing or incur expenses other than nominal additional legal costs.

18.6 Notices.  All notices under this Agreement shall be in writing and hand either delivered, which shall be effective upon such delivery, or sent by (a) certified or registered mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit with postage prepaid in the United States Mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier, or (c) telecopy or similar means, if a copy of the notice is also sent by United States first-class mail in which case the notice shall be deemed delivered upon transmission if sent before 5 p.m. Pacific Time or the next business day, if sent after 5 p.m. Pacific Time, as follows:

If to Buyer:	Retail Opportunity Investments Corp.
3 Manhattanville Road, 2nd Floor
Purchase, New York 10577
Telephone: 914/272-8080
Facsimile: 914/272-8088
Attention: Richard Schoebel

With a copy to:	Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, OR 97204-1357
Telephone: 503/224-6440
Facsimile: 503/224-7324
Attention: Kenneth S. Antell

If to Seller:	Mission Center, LLC 10929 Via Frontera #420 San Diego, CA 92127 Attention: Christopher J. Coseo Telecopier: (858 487 7100 ext 222)

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With a copy to:	Erick R. Altona, Esq. Lounsbery Ferguson Altona & Peak, LLP 960 Canterbury Place, Suite 300 Escondido, CA 92025 Telecopier: (760) 743-9926

The addresses above may be changed by written notice to the other party.

18.7 Time of Essence.  Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

18.8 Modification.  This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

18.9 Entire Agreement.  This Agreement (including any exhibits attached hereto) contains the entire agreement between the parties and supersedes and replaces all written and oral agreements previously made or existing between the parties with respect to the subject matter of this Agreement.

18.10 Brokers.  Seller is represented in this transaction by the following broker and shall be solely responsible for any commission payable to such broker: Richard Lebert with Colliers International.  Buyer is not represented by a broker in this transaction.  Except as provided above, each party will defend, indemnify and hold the other party harmless from any claim, loss or liability made or imposed by any other party claiming a commission or fee in connection with this transaction and arising out of the indemnifying party’s conduct.

18.11 Drafting of Agreement.  The parties acknowledge that this Agreement has been negotiated at arm's length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

18.12 Counterparts/Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Signatures by facsimile shall be binding as originals.

18.13 Intentional deleted.

18.14 Governing Law.  This Agreement shall be construed, applied and enforced in accordance with the laws of the state in which the Property is located.

18.15 Authority of Signatories.  The respective persons who have executed this Agreement on behalf of a party represent and warrant that they have been duly authorized to do so by such party and no other or further signature or approval is required to bind the party to this Agreement.  All documents delivered at closing will be executed by a duly authorized person on behalf of such party.

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18.16 Assignment.  Buyer may assign this Agreement and Buyer’s rights under this Agreement to an assignee owned or controlled by Buyer without Seller’s consent.  Except as provided above, neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person or other entity without the written consent of the other party, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer consents to an assignment by Seller to a third party exchange accommodator as part of an IRC Section 1031 exchange.

18.17 Natural Hazard Disclosure Statement.  Within ten (10) days after the Effective Date, Seller shall deliver to Buyer a Natural Hazard Disclosure Statement (the “Statement”) in the form provided under California law.  The Statement will purport to disclose whether the Property is located in a special flood hazard area, a dam inundation failure area, a high fire severity area, a wild land fire area, an earthquake fault zone and/or a seismic hazard area.

18.18 Health and Safety Disclosure Statement.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Seller hereby advises Buyer that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those certain environmental assessments and studies of the Property delivered to Buyer pursuant to this Agreement (collectively, “Seller’s Environmental Reports”).  Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; and (b) will be, prior to the expiration of the Contingency Period, fully aware of the matters described in Seller’s Environmental Reports.  The representations, warranties and agreements set forth in this Subsection 18.18 shall survive the consummation of the purchase and sale transaction contemplated hereby.

18.19 Attorney Fees and Costs.  In the event either party breaches any obligation under this Agreement, the nonbreaching party shall be entitled to all costs and expenses incurred, including reasonable attorney fees, as a result of the breach.  In addition, in the event any suit, action, or arbitration is instituted to enforce any term of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorney fees in arbitration, at trial, and on appeal of such suit or action, and also any fees incurred in any bankruptcy matter, in addition to all other sums provided by law.

18.20 Confirmation of Contingency Periods.  Promptly after the Effective Date of this Agreement, the parties shall execute a Confirmation of Contingency Periods in the form attached Exhibit E, setting forth the applicable deadlines for the contingencies set forth herein.

18.21 Appurtenant to Property.  The benefits and burdens hereunder shall be appurtenant to and shall run with the Property.  Upon execution hereof, the parties shall also execute a Memorandum of Purchase and Sale Agreement in the form attached as Exhibit F, which shall be thereafter promptly recorded in real property records of the County

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in which the Property is located.  In the event this Agreement is terminated for any reason, prior to the Closing Date, Buyer will promptly execute and record a termination of the Memorandum of Purchase and Sale Agreement.

18.22 Calculation of Time Periods.  Whenever a time period is set forth in days in this Agreement, the first day from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday or legal holiday, including Sunday, in which event, the period runs until the end of the next day which is not a Saturday or legal holiday.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

RETAIL OPPORTUNITY	Mission Center, LLC
INVESTMENTS CORP.,	a California limited liability Company
a Delaware corporation

By: /s/ Stuart Tanz	By: /s/ Chris Coseo
Name: Stuart Tanz	Name: Chris Coseo
Title: CEO	Title: Manager
Date of Signature: 11/22/2010	Date of Signature: 11/18/2010

Exhibits:

Exhibit A	Property Description (Section A)
Exhibit B	Bill of Sale form (Section 1)
Exhibit C	Assignment of Leases (Section 9.3)
Exhibit D	Assignment of Contracts and Warranties (Section 9.5)
Exhibit E	Confirmation of Contingency Period (Section 18.20)
Exhibit F	Memorandum of Purchase and Sale Agreement (Section 18.21)
Exhibit G	8-K and Audit Requirements (Section 6.5)
Exhibit H	Form of Estoppel (Section 6.8)

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EXHIBIT A
Property Description

Exhibit A

EXHIBIT B
Bill of Sale Form

BILL OF SALE

_____________________, a(n) ___________________ ("Seller"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby bargain, transfer, convey and deliver to Retail Opportunity Investments Corp., a Delaware corporation ("Buyer"), its successors and/or assigns:

All the personal property owned by Seller (collectively, "Personal Property") located on or used in the operation of the real property commonly known as _______________________________________, including all personal property listed in the attached Schedule B-1.

Seller hereby covenants with Buyer that the Personal Property is free and clear of and from all encumbrances, security interests, liens, mortgages and claims whatsoever and that Seller is the owner of and has the right to sell same.  Seller warrants and agrees to defend the title in and to the Personal Property unto Buyer, its successors or assigns against the lawful claims and demands of all persons claiming by or through Seller.

SELLER:	BUYER:

,

Mission Center, LLC	Retail Opportunity Investments
A California limited liability company	Corp., a Delaware corporation

By: ____________________________	By: ____________________________

Exhibit B

Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit B

EXHIBIT C
Assignment of Leases

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this "Assignment") is made and entered into as of this _____ day of ______________, 20___, by and between ____________, a(n) ________________________ ("Assignor"), and Retail Opportunity Investments Corp., a Delaware corporation ("Assignee").

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

1. A.          Assignor, as landlord, is a party to the leases listed in the attached Schedule C-1 (the “Leases”) with respect to the real property located at ____________________________________________ (the "Property").

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest as landlord under the Leases to Assignee and Assignee has agreed to assume the landlord’s obligations under the Leases, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

2. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor's right, title and interest as landlord under the Leases.

3. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the landlord’s interest under the Leases and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by the landlord under the Leases.

4. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the "Effective Date").

Exhibit C

5. Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee) indemnify, and hold harmless Assignee, its partners, and their officers, directors, employees, agents, representatives, successors, and assigns, and each of them, from and against any and all claims, suits, demands, causes of actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to the Leases committed or alleged to have been committed by Assignor prior to the Effective Date.

6. Assignee's Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Leases committed or alleged to have been committed by Assignee on or after the Effective Date.

7. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

9. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

10. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

11. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit C

12. Attorneys' Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys' fees in addition to all other appropriate relief.

Retail Opportunity Investments	Mission Center, LLC
Corp., a Delaware corporation	a California limited liability company

By: ____________________________	By: ____________________________
Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit C

EXHIBIT D
Assignment of Contracts and Warranties

ASSIGNMENT OF CONTRACTS AND WARRANTIES

THIS ASSIGNMENT OF CONTRACTS AND WARRANTIES (this "Assignment") is made and entered into as of this _____ day of ______________, 20___, by and between ____________, a(n) ________________________ ("Assignor"), and Retail Opportunity Investments Corp., a Delaware corporation ("Assignee").

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

A.           Assignor is a party to the contracts and warranties listed on the attached Schedule D-1 (the “Contracts and Warranties”) with respect to the real property located at _______________________________ (the "Property").

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest under the Contracts and Warranties to Assignee and Assignee has agreed to assume Assignor’s obligations under the Contracts and Warranties, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor's right, title and interest under the Contracts and Warranties.

2. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the Contracts and Warranties and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by Assignor under the Contracts and Warranties.

3. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the "Effective Date").

Exhibit D

4. Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee), indemnify, and hold harmless Assignee, its partners, and their respective officers, directors, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Contracts and Warranties committed or alleged to have been committed by Assignor prior to the Effective Date.

5. Assignee's Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising out of or related to the Contracts and Warranties committed or alleged to have been committed by Assignee on or after the Effective Date.

6. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

8. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

9. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

10. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit D

11. Attorneys' Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys' fees in addition to all other appropriate relief.

Retail Opportunity Investments	Mission Center, LLC
Corp., a Delaware corporation	a California limited liability company

By: ____________________________	By: ____________________________
Name: __________________________	Name: __________________________
Title: ___________________________	Title: ___________________________
Date: ___________________________	Date: ___________________________

Exhibit D

EXHIBIT E

Confirmation Of Contingency Periods

The parties acknowledge that the deadlines for the contingency periods in the Purchase and Sale Agreement dated ________________ __, 20____ between _______________________________ (“Seller”) and Retail Opportunity Investments Corp. (“Buyer”) are as follows:

EVENT	EXPIRATION DATE
Contingency Period	____________________________________
Extension Period	_____________________________________
Title Report Due	_____________________________________
Documents Provided by Seller	_____________________________________
Document Review by Buyer	_____________________________________
Closing	_____________________________________

RETAIL OPPORTUNITY	Mission Center, LLC
INVESTMENTS CORP.,	a California limited liability company
a Delaware corporation

By: __________________________________	By: __________________________________
Name: ________________________________	Name: ________________________________
Title: _________________________________	Title: _________________________________
Date of Signature: _______________________	Date of Signature: _______________________

Exhibit E

EXHIBIT F

Memorandum of Purchase and Sale Agreement

[Subject to revision depending on jurisdiction]

Recorded at the Request of
and after Recording Return to:

Kenneth S. Antell
Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, Oregon  97204

MEMORANDUM OF PURCHASE AND SALE AGREEMENT
(Real Property)

This Memorandum of Purchase and Sale Agreement (“Memorandum”) is made as of this       day of ____________, 20____, by and between __________________________________ (“Seller”) and Retail Opportunity Investments Corp., a Delaware corporation (“Buyer”), who agree as follows:

1. Purchase Agreement; Property.  Seller has entered into a Purchase and Sale Agreement with Buyer dated as of _____________________ (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase the property legally described on Schedule A hereto (the “Property”), subject to the terms and conditions set forth in the Purchase Agreement.  The provisions of the Purchase Agreement are incorporated herein.

2. Term of Agreement.  Buyer’s obligations under the Purchase Agreement are subject to satisfaction of certain conditions set forth in the Purchase Agreement within __________ (___) days after receipt of documents from Seller, which Buyer has the right to extend for _____________ (___) additional periods of up to ______________ (___) days each.  Notwithstanding any provisions to the contrary, if Buyer has not purchased the property on or before ______________, this Memorandum shall terminate and be of no further force and effect.

3. Provisions Run with Land and Binding on Parties.  All of each party’s covenants under the Purchase Agreement, both affirmative and negative, are intended to and shall run with the Property and shall bind each party and its successors, and shall inure to the benefit of the other party and its successors.

4. Purpose of Memorandum.  This Memorandum is prepared for the purpose of recordation to give notice of the Purchase Agreement.  It shall not constitute an amendment or modification of the Purchase Agreement.

5. Use (Required Statutory Notice).  [INSERT FOR APPROPRIATE JURISDICTION].

EXECUTED as of the date first above written.

SELLER:

Mission Center, LLC, a California limited liability Company

By: __________________________________
Its: __________________________________

BUYER:

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation

By __________________________________
Its __________________________________

STATE OF ______________________)
) ss
County of ______________________)

This instrument was acknowledged before me on this day of _____________________, 20____, by _____________________ as _____________________of _____________________, who being duly sworn acknowledged said instrument to be said corporation’s voluntary act and deed.

______________________________________
Notary Public For ________________________

STATE OF ______________________)
) ss
County of ______________________)

This instrument was acknowledged before me on this day of_____________________, 20____, by_____________________ as_____________________ of Retail Opportunity Investments Corp., a Delaware corporation, who being duly sworn acknowledged said instrument to be said corporation’s voluntary act and deed.

______________________________________
Notary Public For ________________________

Exhibit F

SCHEDULE A
TO
MEMORANDUM OF PURCHASE AND SALE AGREEMENT

LEGAL DESCRIPTION OF PROPERTY

Exhibit F

EXHIBIT G

8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the first anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable third party, out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement.  Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above.  Seller shall provide the following information and documentation on a per-building basis, if available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Seller’s written analysis of both (a) scheduled increases in base rent required under the Leases in effect on the Closing Date; and (b) rent concessions imposed by those Leases;

3.	Seller’s internally-prepared operating statements;

4.	Access to Lease files;

5.	Most currently available real estate tax bills;

6.	Access to Seller’s cash receipt journal(s) and bank statements for the Property;

7.	Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;

8.	Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date;

9.
Schedule of those items of repairs and maintenance performed by or at the direction of the Seller during the Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

Exhibit G

10.	Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;

11.	Access to Seller’s invoices with respect to expenditures made during the Final Fiscal Year; and

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least twenty (20) days prior written notice and not more than once during the one (1) year period, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at the expense of Buyer.  This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.

Exhibit G

EXHIBIT H
Form of Estoppel
TO:           _________________
3772 Mission Avenue, Suite
Oceanside, CA 92058

RE:	Lease (the “Lease”) between MISSION CENTER, LLC (“Landlord”) and ______________ (“Tenant”) for ______________________ (“Premises”) at Marketplace at Del Rio (the “Shopping Center”)

The undersigned, having the power and authority to do so, hereby certifies and affirms the following:

1.	The Lease is in full force and effect.

2.
Neither the Tenant nor, to the best of our knowledge, the Landlord is in default under the Lease, and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by the Landlord or Tenant.

3.	The Lease has not been assigned by Tenant, and is unmodified or, if there have been assignments or modifications, they are referenced as follows:_________________.

4.
The monthly amount of base rent currently payable by Tenant is $______ and has been paid through ____.  The current monthly payment for Real Estate Taxes is  $  ____ and for common area maintenance charges and insurance is $____.  The Landlord is currently holding a security deposit in the amount of $____; Landlord has no obligation to segregate the security deposit or to pay interest hereon.   Percentage Rent is payable as follows: N/A.

5.	The term under the lease commenced on _______________, and expires on ________.

6.	Tenant has no renewal rights, or options to expand or to rent any other space from landlord, except as follows: ___________

7.	Tenant has no right or option to purchase all or any part of the Shopping Center.

8.
Tenant has accepted and is occupying the Premises, and all work to be performed for Tenant under the Lease has been performed by Landlord as required and has been accepted by Tenant; and any payments, free rent, additional rent reconciliations for all prior years or other payments, credits, allowances or abatements required to be given by Landlord to Tenant have already been received by Tenant.

9.	Tenant’s address for notices is as follows:
3772 Mission Avenue, Suite ____

Exhibit H

Oceanside, CA 92058

10.	The Premises have not been sublet by Tenant except as listed below: [state “none”, or list any subleases]:

11.	Tenant is open for business or is operating its business at the Premises.

12.	No installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges.

13.	Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease.

14.
Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date which are still in effect (other than by reason of casualty and/or condemnation, if applicable).

15.	No proceedings in bankruptcy or receivership have been instituted by or against Tenant which are now pending, nor has the Tenant made any assignment for the benefit of creditors.

This certification may be relied upon by the above addressees and their respective successors and assigns and any present or future mortgagee of the Shopping Center.

TENANT:

By: _______________________________________

Its: ___________________________________

Dated: ___________________________

Exhibit H